SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934


                    JWGENESIS FINANCIAL CORP.
                    -------------------------
                         (Name of Issuer)

             COMMON STOCK, $.001 PAR VALUE PER SHARE
             ---------------------------------------
                  (Title of Class of Securities)

                           482227 10 5
                          --------------
                          (CUSIP Number)

                          JUNE 12, 1998
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ]     Rule 13d-1(b)
     [ X ]     Rule 13d-1(c)
     [   ]     Rule 13d-1(d)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 482227 10 5           13G          Page 2 of 5


  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          JOEL E. MARKS
==================================================================
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           NOT APPLICABLE
                                                   (a) / /
                                                   (b) / /
==================================================================
  3  SEC USE ONLY

==================================================================
  4  CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES OF AMERICA
==================================================================
             | 5  SOLE VOTING POWER
             |
             |    220,184 <F1>
             |
 NUMBER OF   | 6  SHARED VOTING POWER
   SHARES    |
 BENEFICIALLY|    73,750 <F2>
  OWNED BY   |
    EACH     |7  SOLE DISPOSITIVE POWER
 REPORTING   |
   PERSON    |   220,184 <F1>
    WITH     |
             |8  SHARED DISPOSITIVE POWER
             |
             |   73,750 <F2>
==================================================================

  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     293,934 <F1> <F2>
==================================================================
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

          NOT APPLICABLE
==================================================================
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%
==================================================================
 12  TYPE OF REPORTING PERSON

     IN
==================================================================
[FN]
<F1>   Includes 26,251 shares subject to presently exercisable
       options.
<F2>   Mr. Marks disclaims beneficial ownership of 73,750 shares
       owned by his spouse.

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G
     Information Statement Pursuant to Rules 13d-1 and 13d-2


Item 1(a) NAME OF ISSUER:

          JWGenesis Financial Corp.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          980 North Federal Highway, Suite 210
          Boca Raton, Florida  33432

Item 2(a) NAME OF PERSON FILING:

          Joel E. Marks

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE

          c/o 980 North Federal Highway, Suite 210
          Boca Raton, Florida  33432

Item 2(c) CITIZENSHIP:

          United States of America

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.001 Par Value Per Share

Item 2(e) CUSIP NUMBER:

          482227 10 5

Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-
          1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON
          FILING IS A:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
          (b) / /   Bank as defined in Section 3(a)(6) of the
                    Exchange Act.
          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) / / Investment company registered under Section 8 of the Investment Company Act.
          (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
          (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
          (g) / /   A parent holding company or control person in
                    accordance with Rule 13d-1(b)(1)(ii)(G);
          (h) / /   A savings association as defined in Section 3(b)
                    of the Federal Deposit Insurance Act;
          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
          (j) / /   Group, in accordance with Rule 13d-
                    1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c),
          check this box.                                                /x/

Item 4(a) AMOUNT BENEFICIALLY OWNED:

          293,934 <F1> <F2>

Item 4(b) PERCENT OF CLASS:

          5.4%

Item 4(c) NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

          (i)       Sole power to vote or to direct the vote: 220,184 <F1>

          (ii)      Shared power to vote or to direct the vote: 73,750 <F2>

          (iii)     Sole power to dispose or to direct the
                    disposition of: 220,184 <F1>

          (iv) Shared power to dispose or to direct the disposition of: 73,750 <F2>

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          Not Applicable

Item 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[FN]
<F2>   Includes 26,251 shares subject to presently exercisable
       options.
<F2>   Mr. Marks disclaims beneficial ownership of 73,750 shares
       owned by his spouse.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        June 19, 1998
                                        Date


                                        /s/ Joel E. Marks
                                        Joel E. Marks